Exhibit 11 (a)

                                            March 26, 2001

Merrill Lynch California Municipal Bond Fund of
Merrill Lynch California Municipal Series Trust
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch California Municipal Bond Fund (the "Fund"), a series of Merrill Lynch California Municipal Series Trust (the "California Trust"), in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of Merrill Lynch California Insured Municipal Bond Fund ("Insured Fund"), a series of the California Trust, and Merrill Lynch California Limited Maturity Municipal Bond Fund ("Limited Maturity Fund", and together with the Insured Fund, the "Acquired Funds"), a series of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust, and the simultaneous distribution to each of the Acquired Funds of newly-issued shares of beneficial interest of the Fund, having an aggregate net asset value equal to the aggregate net asset value of each of the Acquired Funds, reduced by the amount of liabilities of each of the Acquired Funds assumed by the Fund (collectively the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of beneficial interest, par value $0.10 per share, of the Fund (the "Shares"), to be issued in the Reorganization.

As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, as amended and supplemented, the By-Laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund, Insured Fund and Limited Maturity Fund set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Fund (except that the shareholders of California Fund may under certain circumstances be held personally lilable for the California Fund's obligations as described in the Proxy Statement and Prospectus under the caption "Comparison of the Funds-Shareholder Rights").

In rendering the foregoing opinions, we have relied, without independent investigation or verification, as to all matters involving the laws of the Commonwealth of Massachusetts, upon the opinion of Bingham Dana LLP.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                            Very truly yours,


                                            /s/ Brown & Wood LLP
                                                BROWN & WOOD LLP